Exhibit 99.1

    Edge Petroleum Announces Estimated Second Quarter 2003 Financial Results
                  Reporting Basic Earnings Per Share of $0.16

    HOUSTON, Aug. 6 /PRNewswire-FirstCall/ -- EDGE PETROLEUM CORPORATION (Nasdaq: EPEX) today reported second quarter net income of $1.5 million, or basic and diluted earnings per share of $0.16. This compares to net income for the same period a year ago of $763,985, or basic and diluted earnings per share of $0.08. Operating income for the second quarter of 2003 was $2.5 million compared to $1.2 million for the same period in 2002.

    Income before the cumulative effect of an accounting change totaled
$2.5 million for the six months ended June 30, 2003, or basic and diluted earnings per share of $0.26. Reported net income for the first half of 2003 was $2.1 million, or basic and diluted earnings per share of $0.22. This compares to net income for the same period a year ago of $557,077 or basic and diluted earnings per share of $0.06. Operating income for the first half of 2003 was $4.2 million compared to $910,724 the same period in 2002.

    Revenue for the second quarter of 2003 was $8.0 million, an increase of 24% over the comparable prior year period total of $6.4 million due to higher average realized prices. Our average price realized was $4.56 per Mcfe for the three months ended June 30, 2003 compared to $3.37 per Mcfe in the comparable prior year period. Production for the three months ended June 30, 2003 was 1.8 Bcfe, an average of 19.3 MMcfe per day, as compared to the prior year second quarter production of 1.9 Bcfe, or 21.0 MMcfe per day. Second quarter production increased 13% compared to first quarter 2003 production of
1.5 Bcfe, or 17.2 MMcfe per day.

    For the six-month period ended June 30, 2003, revenue totaled
$14.8 million, 31% higher than the comparable 2002 period. Our average price realized for the first half of 2003 was $4.49 per Mcfe compared to $2.88 per Mcfe in the same prior year period. Production for the first half of 2003 was
3.3 Bcfe, an average of 18.2 MMcfe per day, as compared to the prior year first half production of 3.9 Bcfe, or 21.7 MMcfe per day.

    Operating expenses for the three-month and six-month periods ended June 30, 2003 totaled $5.5 million and $10.7 million, respectively, compared to $5.2 million and $10.4 million for the same periods in 2002. Depletion costs for the second quarter of 2003 totaled $2.7 million and averaged $1.56 per Mcfe compared to $2.5 million and an average of $1.33 per Mcfe for the second quarter of 2002. For the six months ended June 30, 2003, depletion totaled $5.2 million, or an average of $1.58 per Mcfe, compared to $5.2 million or an average of $1.32 per Mcfe, for the same period in 2002. General and administrative costs for the second quarter of 2003 of $1.4 million were $62,963, or 5%, higher than the comparable prior year period. For the six months ended June 30, 2003, general and administrative costs totaled
$2.7 million, 3% higher than the comparable 2002 period.

    Net cash flow provided by operating activities for the second quarter of 2003 was $9.0 million as compared to $1.5 million for the comparable 2002 period. Net cash flow provided by operating activities before working capital changes for the second quarter of 2003 was $5.3 million compared to $4.0 million for the same period in 2002. For the first six months of 2003, net cash flow provided by operating activities was $8.4 million and net cash flow provided by operating activities before working capital changes was $9.6 million. Net cash flow provided by operating activities and net cash flow provided by operating activities before working capital changes for the first six months of 2002 were $2.4 million and $6.7 million, respectively.
See the attached schedule for a reconciliation of net cash flow provided by operating activities to net cash flow provided by operating activities before working capital changes.

    Debt at June 30, 2003 was $21 million as compared to $22.2 million at March 31, 2003 and $20.5 million at December 31, 2002. The ratio of debt to total capital at June 30, 2003 was 25.8%. Edge expects to see its debt increase as a result of its recently announced intent to acquire certain oil and gas properties in South Texas, but stay within levels management deems prudent.


    Operations Update

    Since June 30, 2003, Edge has drilled and completed two wells, both in Texas. The Lundell Ranch #16 ST (Edge operated, W.I. 96.7%), part of the Gato Creek development program in Webb County, has been drilled and is currently being completed. The well should be flowing to sales within the next week after the two Lobo sands, which have been fracture stimulated, are commingled. The final completion of the Lundell Ranch #12, previously announced, is being finalized and the Lobo 3 and Lobo 6 sands are being prepared for commingled production. This well should be flowing to sales within the next week. In Goliad County, Texas, the Thwing Gas Unit #1 well (Edge operated, W.I. 100%) was drilled and completed with sales beginning late in the month of July.
Edge currently has one well drilling, the Lundell Ranch #15 (Edge operated, W.I. 96.7%) in Webb County. Edge's estimated current daily production rate is
24.6 MMcfe. Several wells planned for the third quarter are now expected to experience some delays as a result of previous commitments for rigs under contract. The next well in the Encinitas development program is now expected to spud in late August or early September. In Edge's exploratory Bayhorse project in the northern Powder River Basin, the rig under contract is now expected to arrive in late September or early October.

    Michael Long, Edge's Sr. Vice President and CFO, commented on the financial results for the quarter noting, "We have now had three quarters of steady growth in production which has translated into improved financial flexibility and financial results. At December 31, 2002, our daily production exit rate was 15.5 MMcfe. Our exit rate was 21.8 MMcfe at June 30, 2003, an increase of 41% and, currently, we are up almost 60%. The resulting financial flexibility has allowed us to increase the exploitation of our core areas through increased drilling and to expand through focused acquisitions, which we believe provide additional opportunities for drill bit growth. We have worked hard to achieve the financial flexibility, which results in our ability to grow through both internally and externally generated opportunities, joint ventures and acquisitions. Excluding the impact of any acquisitions, we currently project that our third quarter production will increase almost 20% from the second quarter and we, likewise, would expect to see the fourth quarter increase by 10% to 15% over the third quarter of 2003. Even with the recent fall in natural gas prices, our growing production volumes should allow us to continue our aggressive drilling program during this time of attractive commodity prices and reasonable service costs. The guidance for production volumes shown below reflects our estimate of the impact of the modest delays in our drilling schedule due to rig availability issues. Our updated operating and financial guidance is shown below, excluding the impact of any acquisitions."



                                                        Full Year    Full Year
                                     Third Quarter         2003         2002
                                    2003 (Forecast)     (Forecast)    (Actual)
    Average Gas Price, Henry Hub
     ($ per Mmbtu)                       $5.00             $5.60        $3.79
    Average Oil Price, WTI
     ($ per barrel)                     $29.30            $30.00       $25.50

    Production (Bcfe)                 2.0 to 2.1        7.8 to 8.0       7.0

    In Millions of $'s                   $MM's             $MM's       $MM's
    Revenue                          $8.8 to $9.3     $33.6 to $34.6   $20.9

    Operating Costs                 $1.50 to $1.60    $5.40 to $5.60    $3.9
    DD&A                            $3.35 to $3.40   $12.80 to $12.90  $10.4
    G&A and Other                   $1.25 to $1.35    $5.30 to $5.40    $5.2
    Operating Income                $2.70 to $2.95   $10.10 to $10.70   $1.4
    Net Interest Expense            $0.15 to $0.20    $0.65 to $0.75    $0.2
    Deferred Income Taxes           $0.90 to $1.00    $3.40 to $3.60    $0.5
    Income before cumulative effect
     of accounting change           $1.65 to $1.75    $6.05 to $6.35    $0.7
       Net Income                   $1.65 to $1.75    $5.70 to $6.00    $0.7

    Estimated Weighted Average
     Basic Shares Outstanding (000's)    9,500             9,500        9,384


    Edge will discuss operations and financial results with any interested parties during its conference call at 9:30 a.m. CDT on Thursday, August 7, 2003. Interested parties may participate by dialing (800) 362-0571 (ID#: Edge). The call will also be webcast and can be accessed by logging onto the web at http://www.firstcallevents.com/service/ajwz385391100gf12.html . If you are unable to participate during the live webcast, the call will be archived at http://www.prnewswire.com and www.edgepet.com in the Investor Relations page of the site.

    Edge Petroleum is a Houston-based independent energy company that emphasizes the integrated application of advanced 3-D seismic data integration and visualization techniques to improve its ability to effectively explore for natural gas and oil along the onshore Gulf Coast of the United States.


    Statements regarding production volumes, expected supply and balance, price weakness, hedging levels, all forecasts for the third quarter and full year, including future oil and gas prices, debt levels, production and earnings, performance goals and other statements that are not historical facts contain predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, competition, government regulation and the ability of the company to meet its stated business goals.



     EDGE PETROLEUM CORPORATION
     CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

                               Three Months Ended         Six Months Ended
                                     June 30,                  June 30,
                                2003         2002         2003         2002
    OIL AND NATURAL
     GAS REVENUE           $ 7,994,395  $ 6,432,149  $14,833,165  $11,339,746
    OPERATING EXPENSES:
      Oil and natural gas
       operating expenses      550,998      600,564    1,145,802    1,196,809
      Severance and
       ad valorem taxes        521,904      450,241    1,041,059      885,963
      Depletion, depreciation
       and amortization      2,844,571    2,694,566    5,577,356    5,526,729
      Accretion expense         14,765          ---       29,853          ---
      General and
       administrative
       expenses              1,430,756    1,367,793    2,687,018    2,609,211
      Deferred compensation     89,775      105,432      176,439      210,310
        Total operating
         expenses            5,452,769    5,218,596   10,657,527   10,429,022
    OPERATING INCOME         2,541,626    1,213,553    4,175,638      910,724
    OTHER INCOME AND EXPENSE:
      Interest expense, net
       of amounts capitalized (165,046)     (25,343)    (341,435)     (50,687)
      Interest and other income  3,025        3,267        5,148        7,145
    INCOME BEFORE INCOME
     TAX PROVISION AND
     CUMULATIVE EFFECT
     OF ACCOUNTING CHANGE    2,379,605    1,191,477    3,839,351      867,182
    INCOME TAX EXPENSE        (845,471)    (427,492)  (1,367,193)    (310,105)
    INCOME BEFORE
     CUMULATIVE EFFECT
     OF ACCOUNTING CHANGE    1,534,134      763,985    2,472,158      557,077
    CUMULATIVE EFFECT OF
     ACCOUNTING CHANGE (A)         ---          ---     (357,825)         ---
    NET INCOME             $ 1,534,134  $   763,985  $ 2,114,333  $   557,077

    BASIC EARNINGS PER SHARE:
    Earnings before
     cumulative effect
     of accounting change  $      0.16  $      0.08  $      0.26  $      0.06
    Cumulative effect of
     accounting change (A)         ---          ---        (0.04)         ---
    Net income             $      0.16  $      0.08  $      0.22  $      0.06
    DILUTED EARNINGS PER SHARE:
    Earnings before
     cumulative effect of
     accounting change     $      0.16  $      0.08  $      0.26  $      0.06
    Cumulative effect of
     accounting change (A)         ---          ---        (0.04)         ---
    Net income             $      0.16  $      0.08  $      0.22  $      0.06

    BASIC WEIGHTED AVERAGE
     NUMBER OF COMMON
     SHARES OUTSTANDING      9,502,255    9,391,267    9,471,227    9,358,253

    DILUTED WEIGHTED AVERAGE
     NUMBER OF COMMON
     SHARES OUTSTANDING      9,709,192    9,695,245    9,641,851    9,647,045

    Production:
      Gas - Mcf              1,340,069    1,226,638    2,478,439    2,930,147
      Oil - Bbls                25,852       46,717       54,827       75,689
      Natural gas liquids
       (NGL) - Bbls             43,123       67,035       82,321       92,076
        Gas Equivalent
         - Mcfe              1,753,924    1,909,151    3,301,332    3,936,738

      Realized Product Prices:
      Gas - $ per Mcf      $      4.86  $      3.66  $      4.75  $      2.97
      Oil - $ per Bbl      $     33.70  $     23.95  $     33.72  $     21.45
      NGL - $ per Bbl      $     14.28  $     12.30  $     14.58  $     10.99
        Gas Equivalent -
         $ per Mcfe        $      4.56  $      3.37  $      4.49  $      2.88

     Notes:
     (A) We adopted SFAS No. 143, "Accounting for Asset Retirement Obligations" effective January 1, 2003 and recognized a charge representing the cumulative effect of the transition to accounting for asset retirement obligations, asset retirement costs and accumulated depreciation in accordance with the new standard.


     EDGE PETROLEUM CORPORATION
     Non-GAAP Disclosure Reconciliation

                               Three Months Ended         Six Months Ended
                                     June 30,                  June 30,
                                2003         2002         2003         2002
    Net cash flow
     provided by
     operating activities  $ 9,027,522  $ 1,526,127  $ 8,389,707  $ 2,422,529
    Changes in working
     capital accounts       (3,698,806)   2,490,691    1,233,292    4,232,379
    Net cash flow
     provided by
     operations before
     working capital
     changes               $ 5,328,716  $ 4,016,818  $ 9,622,999  $ 6,654,908

     Note: Management believes that net cash flow provided by operating activities before working capital changes is relevant and useful information, that is commonly used by analysts, investors and other interested parties in the oil and gas industry as a financial indicator of an oil and gas company's ability to generate cash used to internally fund exploration and development activities and to service debt. Net cash flow provided by operating activities before working capital changes is not a measure of financial performance prepared in accordance with generally accepted accounting principles ("GAAP") and should not be considered in isolation or as an alternative to net cash flow provided by operating activities. In addition, since net cash flow provided by operating activities before working capital changes is not a term defined by GAAP, it might not be comparable to similarly titled measures used by other companies.



SOURCE  Edge Petroleum Corporation
    -0-                             08/06/2003
    /CONTACT: Michael G. Long, Chief Financial Officer of Edge Petroleum Corporation, +1-713-654-8960/
    /Web site:  http://www.edgepet.com /
    /Audio:  http://www.firstcallevents.com/service/ajwz385391100gf12.html /
    (EPEX)

CO:  Edge Petroleum Corporation
ST:  Texas
IN:  OIL
SU:  ERN ERP CCA MAV